Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact for this Release:     J. Daniel Sizemore     (251) 967-4249

VISION BANCSHARES, INC. REPORTS THIRD QUARTER 2004 EARNINGS

GULF SHORES, ALABAMA – NOVEMBER 12, 2004 – Vision Bancshares, Inc., (VBAL.OB) today reported record net income of $299 thousand for the third quarter of 2004 versus $55 thousand for the same period in 2003. Basic and diluted earnings per share increased $0.07, or 233%, to $0.10 for the quarter ended September 30, 2004 compared to $0.03 per share on both a basic and diluted basis for the third quarter of 2003. The consolidated net income for the third quarter of 2004 consisted of net income of $468 thousand for Vision Bank, a net loss of $135 thousand for Vision Bank, FSB and a net loss of $34 thousand for Vision Bancshares, Inc. (on a parent only basis).

The Company’s year-to-date earnings were $619 thousand during the first nine months of 2004 compared to a consolidated net loss of $34 thousand for the same period of 2003. On both a basic and diluted basis, earnings per share were $0.23 for the nine-month period ending September 30, 2004 versus a loss of $0.02 per share for the first nine months of 2003.

“It was another quarter of strong financial performance, both in amount and on a per share basis,” said J. Daniel Sizemore, Chairman and CEO. “Our Alabama based bank has completed eleven consecutive quarters of profitability and continues to show a positive earnings trend with year-to-date profits running 8.0% ahead of budget. We continue to experience strong growth in our Alabama market as total assets in our bank subsidiary are up 50% over year-end 2003 and exceed growth projections by 15% at the end of September. Although our Florida subsidiary posted an operating loss during the third quarter, we anticipate that the acquisition of BankTrust of Florida completed October 15, 2004 will have a positive impact on consolidated earnings for the fourth quarter of this year.” Mr. Sizemore further stated, “We look forward to strengthening our relationship with the Gulf County community, and we are excited about the opportunity the merger represents for future growth in the Florida Panhandle.”

Total assets grew $122 million to $329 million at September 30, 2004, compared to $207 million at year-end 2003. At September 30, 2004, outstanding loans grew $89 million to $264 million while total deposits increased $101 million to $281 million. The Company’s allowance for loan losses was $3.4 million and represented 1.3% of outstanding loans at September 30, 2004 compared to 1.2% at December 31, 2003. Management’s decision to increase the allowance for loan losses was due to the significant growth in the Company’s loan portfolio and the potential unforeseen economic impact of the recent hurricane Ivan. “Our passion for excellent service to our customers and communities clearly differentiates us throughout our markets,” said Mr. Sizemore. “Our very simple strategy of high quality bankers delivering high quality service continues to translate into steady financial progress.”

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Vision Bancshares, Inc. notes that any statements in this press release, and elsewhere, that are not historical facts are “forward-looking statements” that involve risks and uncertainties that may cause the Company’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see the Company’s Annual Report on Form 10-KSB for the most recently ended fiscal year as well as its other filings with the U.S. Securities and Exchange Commission.

Vision Bancshares, Inc. is an Alabama corporation organized in July 1999 as a bank holding company and headquartered in Gulf Shores, Alabama. It is the parent company for Vision Bank, a state banking corporation organized in March 2000 under the laws of the State of Alabama. Vision Bank provides general retail and commercial banking services principally to customers in Baldwin County, Alabama through its offices located in Gulf Shores, Orange Beach, Point Clear, Foley, and Fairhope. Vision Bancshares, Inc. is also the parent company for Vision Bank, FSB, organized in January 2003 as a federal savings bank chartered by the Office of Thrift Supervision. Vision Bank, FSB provides banking services to the customers in Bay County and the panhandle of Florida through its offices located in Panama City and Panama City Beach.